Exhibit 99.1

Contact:	Patrick Suehnholz
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER LOSS PER SHARE OF $0.18

•	Total quarterly revenues of $48.1 million, down 37% from prior year’s third quarter due to fewer large transaction completion fees

•	Total year to date revenues of $172.3 million, down 26% from prior year primarily due to reduced merger and acquisition revenues, particularly from non-U.S. based clients

•	Compensation ratio for the quarter and year to date higher than our historic norm as a result of lower revenues

•	Non-compensation costs for the quarter negatively impacted by a non-cash adjustment to the Cogent earnout and a foreign exchange loss related to our foreign operation

•	Initiated plan for recapitalization and share repurchase plan designed to enhance long term shareholder value

•	Completed borrowing of $350 million Term Loan B facility on October 12, 2017 to fund share repurchase of up to $285 million through a tender offer for up to 12 million common shares at $17.25 per share and additional repurchases

•	Declared a reduced quarterly dividend of $0.05 per share in order to focus future cash flow on debt repayment

•	Chairman and Chief Executive Officer each to purchase $10 million in newly issued common stock in connection with recapitalization plan

NEW YORK, NEW YORK, October 18, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $48.1 million, a net loss allocated to common stockholders of $5.9 million and a diluted loss per share of $0.18 for the quarter ended September 30, 2017.

The Firm’s third quarter 2017 revenues compare to revenues of $76.6 million for the third quarter of 2016, which represents a decrease of $28.5 million, or 37%. The Firm’s third quarter net loss allocated to common stockholders and diluted loss per share compare to net income of $13.1 million and diluted earnings per share of $0.41 for the third quarter of 2016.

For the nine months ended September 30, 2017, revenues of $172.3 million compare to $233.9 million for the comparable period in 2016, a decrease of $61.6 million, or 26%. For the nine months ended September 30, 2017, a net loss allocated to common stockholders of $0.4 million and a diluted loss per share of $0.01 compare to net income allocated to common stockholders of $37.1 million and diluted earnings per share of $1.16 for the same period in 2016.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“As we indicated in our last earnings announcement, the third quarter was a difficult one for us in that we completed few significant M&A transactions. On the positive side, we continue to show higher year to date revenue from U.S. clients than last year, and our primary and secondary capital advisory teams had particularly good quarters and are on track for a strong full year. On the other hand, our year to date revenue from European corporate clients is down significantly, and revenue in other international markets has also continued to be soft, but our long and successful history across global markets and our current book of assignments make us confident in our longer term performance in each of our international markets. Our cost ratios and tax rate for the quarter and year to date are a function of reduced revenue, with a much higher than usual concentration in the U.S. We would expect those to return to levels more typical of our long term history as and when our revenue from global markets rebounds, and we continue to expect to see evidence of that rebound in the fourth quarter and into next year,” Robert F. Greenhill, Chairman, said.

“We are pleased to have completed the first element of our recently announced recapitalization plan, which we believe positions us to create significant shareholder value over time. We believe the positive response we received from participants in the credit market provides further validation of the strength of our business model and our proven ability to generate strong cash flow from diverse sources over the long term. We are also pleased that employee ownership will be significantly increased as a result of our plan. That should motivate and reward our team for enhanced performance, which will also benefit our outside shareholders,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis as of September 30, 2017, the number of completed transactions globally decreased by 1% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 8%. The number of announced transactions globally increased by 4% in year to date 2017 versus the same period in the prior year, while the volume of announced transactions decreased by 3%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of October 13, 2017.

Revenues

Revenues were $48.1 million in the third quarter of 2017 compared to $76.6 million in the third quarter of 2016, a decrease of $28.5 million, or 37%. The decrease principally resulted from an absence of large merger and acquisition completion fees as well as a decrease in announcement fees, offset in part by significantly higher fund placement revenues and an increase in retainer fee revenues.

For the nine months ended September 30, 2017, revenues were $172.3 million compared to $233.9 million in 2016, a decrease of $61.6 million, or 26%. This decrease principally resulted from a decline in the number and scale of merger and acquisition completion fees, particularly in markets outside the U.S., offset in part by higher fund placement fees and retainer fees.

Completed assignments in the third quarter of 2017 included:

•	the sale of Chromalox, Inc. to Spirax-Sarco Engineering plc;

•	the sale of Deltaplam Embalagens Indústria e Comércio Ltda., a Brazilian flexible packaging manufacturer, to Sealed Air Corporation;

•	the representation of Talen Energy Supply, LLC on the sale of its mechanical services businesses; and

•	the sale by TEGNA Inc. of its equity interest in CareerBuilder, LLC to Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board.

During the third quarter of 2017, our capital advisory group advised real estate fund general partners on two interim closings and four final closings of primary capital commitments from institutional investors. Our secondary capital advisory group (formerly known as Greenhill Cogent) advised institutional investors on 23 closings of sales of limited partnership interests in secondary market transactions.

During the third quarter of 2017, the Firm announced the addition of Hiroshi Yoshioka as a Senior Advisor. Mr. Yoshioka, who has held senior executive positions with leading international companies in Japan, will be based in Tokyo and focus on expanding the Firm’s client relationships with major companies in Japan.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2017 were $58.4 million, which compared to $57.4 million of total operating expenses for the third quarter of 2016. The increase in total operating expenses of $1.0 million, or 2%, resulted principally from an increase in our non-compensation expenses, partially offset by a decrease in our compensation and benefits expenses, both as described in more detail below.

For the nine months ended September 30, 2017, total operating expenses were $170.8 million, compared to $178.4 million of total operating expenses for the same period in 2016. The decrease of $7.6 million, or 4%, resulted principally from a decrease in our compensation and benefits expenses, partially offset by an increase in our non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the nine months ended September 30, 2017 was 1% as compared to 24% for the same period in 2016.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in millions, unaudited)
Employee compensation and benefits expenses	$37.2	$40.7	$120.1	$129.4
% of revenues	77%	53%	70%	55%
Non-compensation expenses	21.2	16.6	50.7	49.0
% of revenues	44%	22%	29%	21%
Total operating expenses	58.4	57.4	170.8	178.4
% of revenues	121%	75%	99%	76%
Total income (loss) before tax	(10.3)	19.2	1.5	55.5
Pre-tax profit margin	NM	25%	1%	24%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2017 were $37.2 million, which reflected a 77% ratio of compensation to revenues. This amount compared to $40.7 million for the third quarter of 2016, which reflected a 53% ratio of compensation to revenues. The decrease of $3.5 million, or 9%, was principally attributable to a reduction in the amount of accrued year-end bonuses commensurate with the decline in revenues.

For the nine months ended September 30, 2017, our employee compensation and benefits expenses were $120.1 million, which reflected a 70% ratio of compensation to revenues. This amount compared to $129.4 million for the same period in the prior year, which reflected a 55% ratio of compensation to revenues. The decrease of $9.3 million, or 7%, was principally attributable to a lower year-end bonus accrual related to lower year to date revenues.

The increases in the ratio of compensation to revenues for both the three and nine month periods in 2017 as compared to the same periods in 2016 resulted from the effect of spreading slightly lower compensation costs over significantly lower revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $21.2 million in the third quarter of 2017 compared to $16.6 million in the third quarter of 2016, representing an increase of $4.6 million, or 27%. The increase in non-compensation expenses principally resulted from a charge related to the adjustment in the estimated fair value of the contingent cash consideration for the Cogent earnout, foreign currency losses primarily related to the funding of our foreign operations, and increased travel expenses related to business development. Interest expense for the quarter, included within non-compensation expenses, was $0.9 million.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2017 were 44% compared to 22% for the same period in 2016. The increase in non-compensation expenses as a percentage of revenues in the third quarter of 2017 as compared to the same period in 2016 principally resulted from the effect of spreading higher non-compensation costs over significantly lower revenues.

For the nine months ended September 30, 2017, our non-compensation expenses were $50.7 million compared to $49.0 million for the same period in 2016, representing an increase of $1.7 million, or 3%. The increase in non-compensation expenses principally resulted from an increase in travel costs, higher occupancy costs, charges related to uncollectible accounts, and foreign currency losses, offset in part by an adjustment in the estimated fair value of the contingent Cogent earnout. Interest expense for the first nine months of 2017, included within non-compensation expense, was $2.5 million.

Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2017 were 29% compared to 21% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the first nine months of 2017 as compared to the same period in 2016 principally resulted from the spreading of slightly higher non-compensation costs over lower revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, costs associated with acquisitions, the amount of borrowings, interest rate and currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

For the third quarter of 2017, due to our pre-tax loss we recognized an income tax benefit of $4.4 million, which reflected an effective rate of 42%. This compared to a provision for income taxes for the third quarter of 2016 of $6.1 million, which reflected an effective tax rate of 32%. The increase in the effective tax rate was attributable to the majority of our quarterly earnings being generated in the U.S. and taxed at a relatively higher effective tax rate, offset by certain foreign losses which were taxed at a lower rate than the U.S. rate.

For the nine months ended September 30, 2017, the provision for taxes was $1.9 million, which reflected an effective tax rate of 128%. This compared to a provision for taxes for the nine months ended September 30, 2016 of $18.4 million, which reflected an effective tax rate of 33%. The decrease in the provision for income taxes for the nine months ended September 30, 2017 as compared to the same period in 2016 principally resulted from lower pre-tax income, partially offset by a higher effective tax rate resulting from both the mix of profitability in the U.S. and foreign jurisdictions and the impact of the new accounting requirement discussed below.

Effective in 2017, we were subject to a new accounting pronouncement which required us to record a charge or benefit in our provision for income taxes for the tax effect of the difference between the grant price value and market price value of the awards at the time of vesting of restricted stock awards. The pronouncement also required us to record an income tax benefit for the tax effect of dividend payments on restricted stock units. In prior periods, the tax effect of these differences was recorded as a charge or benefit to stockholders equity. For the nine months ended September 30, 2017, we incurred a net charge of $1.1 million related to the new accounting requirements. Excluding this charge, the provision for income taxes for the first nine months of 2017 would have been $0.8 million, reflecting a tax rate of 54%, which is significantly higher than our historical tax rate due to the expected generation of substantially all of our annual earnings from the U.S. and a disproportionate impact of certain foreign loss adjustments due to the nominal amount of pre-tax earnings.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

At September 30, 2017, we had cash and cash equivalents of $50.9 million, short term revolving debt outstanding of $83.8 million and the term loan balance was zero. During the third quarter we repaid in advance the outstanding balance of the term loan of $11.3 million in full satisfaction of the remaining tranche of the term loan facility used to fund the acquisition of Cogent.

During the third quarter of 2017, we repurchased 16,617 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $18.50 per share, for a total cost of $0.3 million.    For the nine months ended September 30, 2017, the Firm has repurchased 448,738 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $29.06 per share, for a total cost of $13.0 million.

Update on Recapitalization

On September 25, 2017, we announced plans for a leveraged recapitalization to put in place a capital structure designed to enhance long term shareholder value in the context of our current equity valuation, current tax rates and existing opportunities in the credit market. Under that plan net proceeds from the borrowing of $350 million of term loans and the purchase of $10 million of our common stock by each of our Chairman and Chief Executive Officer will be used to repay existing indebtedness and repurchase up to $285 million of our common stock through a tender offer and through additional repurchases after completion of the tender offer. The plan is intended to reduce taxes, increase earnings per share and increase employee alignment with shareholders, while offering those wishing to monetize their shares a significant opportunity for liquidity at a 20% premium to the share price at the time of the announcement.

On October 12, 2017, we entered into a new credit agreement with a syndicate of lenders comprised of a five-year secured term loan facility for $350 million and a three-year secured revolving credit facility for $20 million, which was undrawn at close, and we repaid in full the short term revolving debt outstanding of $83.8 million under our former revolving loan facility. Borrowings under the new credit facilities will bear interest at either a base rate plus 2.75% or LIBOR plus 3.75%. The term loans will require quarterly principal amortization payments commencing on March 31, 2018 equal to (i) 5% per annum on or prior to the first anniversary, (ii) 10% per annum after the first anniversary but on or prior to the second anniversary, (iii) 10% per annum after the second anniversary but on or prior to the third anniversary and (iv) 10% per annum after the third anniversary, in each case of the original principal amount of the term loans, with the remaining balance of the term loans at maturity. No scheduled principal payments will be required on amounts drawn on the new revolving credit facility until the maturity date of that facility. The credit facilities contain certain covenants that limit our ability above certain permitted amounts to incur additional indebtedness, make certain acquisitions, pay dividends and repurchase shares. The term debt facility does not have financial covenants, and the revolving debt facility is subject to a financial covenant if approximately 60% of the facility is drawn.

The net proceeds from our term loan borrowing will be used to repurchase up to $285 million of our common shares. We will begin the implementation of the repurchase plan with our previously announced tender offer to purchase up to 12 million common shares at a purchase price of $17.25 per share, which represents a 20% premium to the closing market price immediately prior to our initial announcement of our recapitalization and repurchase plan. The tender offer is scheduled to expire at 11:59 p.m. on October 25, 2017. Following the completion of the tender offer and the 10 business day period provided by the tender offer rules, the remainder of the $285 million share repurchase program is expected to be implemented through open market purchases or other means. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business condition, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant. Once the $285 million share repurchase program is completed, we expect to refrain from share repurchases (although we expect to continue to make repurchases of share equivalents through tax withholding on vesting RSUs) for a period of time in order to focus cash flow on debt repayment.

In order to further align interests of key employees with shareholders, directors, management and key employees will not participate in the tender offer. In addition, certain members of management and other select employees have been granted restricted stock units that cliff vest at the end of 5 years, subject to continued employment through such time and repayment of the new term loan. Also, effective as of January 1, 2018 and through December 31, 2022, our CEO will forego 90% of his base salary, and in lieu thereof the Board’s Compensation Committee has granted him a $2.75 million award of restricted stock units that cliff vest at the end of 5 years, subject to continued employment through such time and repayment of the new term loan. In addition, the Firm’s Chairman and its CEO each will purchase from the Firm $10 million of newly issued common stock at the tender offer price per share, the proceeds of which will be used by us to fund a portion of the planned share repurchase. Depending on the average price at which shares are repurchased through the tender offer and subsequent open market purchases, upon completion of the plan employees and directors are expected to collectively own approximately half of the economic interests in the Firm, with a significant portion of that in the form of restricted stock that vests over time.

For shareholders wishing to continue their equity ownership, the recapitalization plan offers an opportunity to participate in a leveraged equity position where employee ownership is more closely aligned with outside shareholders. At the same time, shareholders who are concerned with higher leverage, a substantially reduced dividend, and/or possible reduced liquidity of shares post the recapitalization plan have the opportunity to exit all or a significant part of their holdings at a premium to the market price prior to the announcement of the plan.

For employees, the recapitalization plan offers a leveraged opportunity to participate in future value creation at the Firm through their current and future equity ownership positions. Employees as a group will have significantly increased ownership going forward, while also maintaining the long term liquidity opportunity that is provided by a continuing public company structure.

For clients, the plan has no effect, other than the fact that the plan is designed to enhance the Firm’s ability to attract and retain top talent at all levels.

For the Firm, the plan is expected to result in reduced corporate income taxes, higher earnings per share and an increased opportunity for value creation through accessing the credit as well as equity markets. The Firm’s operating strategy of focusing on important transactions for important clients around the world, as well as its financial strategy of focusing on long term profit and cash generation alongside prudent growth, remains unchanged.

Dividend

In order to improve tax efficiency and accelerate the future payment of debt related to our recapitalization plan we have elected to substantially reduce our quarterly dividend. In that regard, the Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on December 20, 2017 to common stockholders of record on December 6, 2017.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, October 18, 2017, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s third quarter 2017 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 5864877. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10113142.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Additional Information Regarding the Tender Offer

References to the tender offer in this earnings release are for informational purposes only and are not a recommendation to buy or sell shares of Greenhill & Co., Inc. common stock or any other securities, and are neither an offer to purchase nor a solicitation of an offer to sell shares of Greenhill & Co., Inc. common stock or any other securities. The terms and conditions of the tender offer are set forth in the tender offer statement on Schedule TO (including all exhibits thereto), dated September 27, 2017, as amended and supplemented on October 10, 2017 and October 13, 2017, filed with the United States Securities and Exchange Commission by Greenhill & Co., Inc. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials, as amended and supplemented, because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal, any amendments or supplements to any of the foregoing and any other documents filed by Greenhill & Co., Inc. with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or the investor relations section of Greenhill & Co, Inc.’s website at www.greenhill.com.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2016 and on Form 8-K filed during 2017. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Advisory revenues	$48,080	$76,487	$171,818	$233,305
Investment revenues	12	91	472	623

Total revenues	48,092	76,578	172,290	233,928
Expenses
Employee compensation and benefits	37,178	40,746	120,071	129,362
Occupancy and equipment rental	5,300	5,052	15,298	14,602
Depreciation and amortization	777	793	2,323	2,432
Information services	2,459	2,208	7,093	6,718
Professional fees	1,877	1,806	5,488	5,064
Travel related expenses	3,488	3,129	9,702	8,903
Interest expense	873	896	2,481	2,444
Other operating expenses	6,418	2,748	8,362	8,880

Total expenses	58,370	57,378	170,818	178,405
Income (loss) before taxes	(10,278)	19,200	1,472	55,523
Provision (benefit) for taxes	(4,366)	6,090	1,885	18,428

Net income (loss) allocated to common stockholders	$(5,912)	$13,110	$(413)	$37,095

Average shares outstanding:
Basic	32,280,535	31,686,347	32,371,356	31,953,530
Diluted	32,280,535	31,693,173	32,371,356	31,960,892
Earnings (loss) per share:
Basic	$(0.18)	$0.41	$(0.01)	$1.16
Diluted	$(0.18)	$0.41	$(0.01)	$1.16
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35